UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2011

Washington Banking Company

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

000-24503 (Commission File Number)	91-1725825 (I.R.S. Employer Identification Number)

450 SW Bayshore Drive

Oak Harbor, WA 98277

(Address of principal executive offices) (Zip Code)

(360) 679-3121

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)

On October 4, 2011, Washington Banking Company announced that effective January 1, 2012, the individuals listed below will be appointed as officers of Whidbey Island Bank, wholly owned subsidiary of Washington Banking Company. Jack Wagner, President and Chief Executive Officer of Washington Banking Company and Whidbey Island Bank, will remain as President and Chief Executive Officer of Washington Banking Company.

Bryan McDonald, age 40, will serve as President & CEO of Whidbey Island Bank. Mr. McDonald serves as Whidbey Island Bank’s Chief Operating Officer, a position he has held since September 2010. Prior to that time, he served Whidbey Island Bank as Commercial Banking Manager (2008 – 2010) and as Commercial Banking Division Manager (2006 – 2008).

George Bowen, age 63, will serve as Executive Vice President & Chief Banking Officer. Mr. Bowen currently serves as Commercial Banking Manager of Whidbey Island Bank, a position he has held since August 2010. Prior to that time, he served as Co-Commercial Banking Region Manager for Whidbey Island Bank (2010) and as Senior Executive Vice President & Chief Lending Officer of Peoples Bank (1996 – 2010).

Edward Eng, age 49, will serve as Executive Vice President & Chief Administrative Officer. Mr. Eng currently serves as FDIC Loss Share Accounting/Reporting Manager for Whidbey Island Bank, a position he has held since December 2010. Prior to that time, Mr. Eng worked as an independent consultant in the financial services industry (2009 – 2010) and as Division Finance Officer, Financial Planning & Analysis (2007 – 2009) and Division Finance Officer, Consumer Lending Group (2005 to 2007) for Washington Mutual.

Daniel Kuenzi, age 47, will serve as Executive Vice President & Chief Credit Officer. Mr. Kuenzi serves as Senior Credit Administrator for Whidbey Island Bank, a position he has held since December 2010. Prior to that time he served as Commercial Banking Region Manager (2008 – 2010) and as Commercial Banking Team Leader (2007 – 2008) for Whidbey Island Bank and as Relationship Manager for U.S. Bank (2005 -2007).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON BANKING COMPANY

By:	/s/ Richard A. Shields
Richard A. Shields
EVP and Chief Financial Officer

Dated: October 4, 2011